Exhibit 10.2
October 16, 2023
Roberto Vieira
Via email: […***…]
Cell phone: […***…]
Re: Offer of Employment at Corcept Therapeutics Incorporated
Dear Roberto,
We are very pleased to invite you to join Corcept Therapeutics Incorporated (the " Company") in the role of President, Oncology Division, contingent upon the satisfactory completion and passing of a background check.
Duties and Responsibilities. Your initial assignment will be as President of Corcept' s Oncology Division, reporting directly to Joseph Belanoff, MD, Chief Executive Officer. This offer is for a full-time position with a target start date of January 15, 2024, or another date to be mutually determined.
Salary. Your initial annual base salary will be $527,000 for full-time employment, payable in accordance with the Company's customary payroll practice. Salary is subject to periodic review and adjustment by the Company's management.
Bonus. You will be eligible for an at-risk, target bonus of 50% of your base salary, payable in accordance with the Company's customary payroll practices.
Stock Options. You will receive an option to purchase 400,000 shares of stock, pursuant to the Company's 2012 Incentive Award Plan, which will vest over four years. The exercise price for this option grant will be equal to the closing price of the Company' s stock on the later of (i) the date of Board approval and (ii) the day you begin working at Corcept if that day is also the first business day of the month. If your first day at Corcept does not fall on the first business day of the month, the exercise price will be equal to the closing price of Corcept's stock on the first business day of the following month.
Following your formal written acceptance of the stock options award, the options will vest according to the following schedule: 25% of the shares after one year of continuous full-time employment; and an additional 1148th of the shares each succeeding month of full-time employment during the term of the option.
If at any time in the future your employment status changes from full-time to part-time, there may be a proportionate reduction of the option shares that have not yet vested at the time of such change in status.
Relocation. To assist with your relocation to the Bay Area, Corcept will provide 1) reimbursement of up to 18 months of rental housing in the Bay Area (estimated value of ~$100,000, subject to market availability and conditions); 2) reimbursement of airfare to the Bay Area during that same timeframe; and 3) reimbursement of reasonable moving expenses for your family household upon permanent relocation.
Medical, Dental and Insurance Benefits. You will be eligible to receive the Company's standard employee benefits package. Enclosed is a summary sheet outlining the Company's current benefit plans. For more specific information regarding our current benefit plans please contact Patti Foley, Associate Director, Human Resources by calling her at […***…].
Holidays. You will be entitled to take all paid holidays under the Company's then-current schedule. In addition, it is expected that you will take an appropriate amount of paid vacation, commensurate with your seniority and your job responsibilities.
149 Commonwealth Drive. Menlo Park, CA 94025 .Tel 650.327.3270 .Fax 650.327.3218

Location. As a general rule, you will work at the Company' s principal offices in Menlo Park. Your position may also require travel to other locations as may be necessary to fulfill your responsibilities. The Company will reimburse your reasonable and necessary travel expenses under its standard travel reimbursement policy.
Confidential Information; Employee Confidential Information and Inventions Agreement. To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company's standard form of "Employee Confidential Information and Inventions Agreement." A copy of this agreement is enclosed. Please review, sign and return pages 6 (and page 8 if applicable) along with this signed offer letter. We understand that you may have signed similar agreements with prior employers and wish to impress upon you that Corcept does not want to receive the confidential or proprietary information of others. We will support you in respecting your lawful obligations to prior employers. If you have any questions about this, do not hesitate to ask.
At-Will Employment. While we look forward to a long and mutually beneficial relationship, should you decide to accept our offer you will be an "at-will" employee of the Company. This means that either you or the Company may terminate the employment relationship with or without cause at any time. Participation in any stock option, benefit or incentive program does not assure continuing employment for any particular period of time.
Authorization to Work. Federal government regulations require that all prospective employees present documentation of their identity and demonstrate that they are authorized to work in the United States. Enclosed is the federal Form I-9 you must complete to satisfy this requirement. Please bring with you to Corcept on your start date the proof of identity / work status required by Form I-9.
Complete Offer and Agreement. This letter contains our complete understanding of the terms of your employment by the Company. We have with you no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and an authorized executive of the Company.
Start Date and Acceptance of Offer. We hope that you will accept this and begin your full-time employment with Corcept Therapeutics on January 15, 2024. If our offer is acceptable to you, please sign this letter in the space indicated below. If you have any further questions, please feel free to call me or Amy Flood, Corcept ' s Chief Human Resources and Communications Officer.
We are impressed by your accomplishments and potential, and are excited to have you join the Corcept team. I look forward to your early acceptance of this offer, and to your contributions to the growth and success of Corcept Therapeutics Incorporated.
Very truly yours,
/s/ Joseph Belanoff

Joseph Belanoff, MD
Chief Executive Officer

I accept the offer of employment by Corcept Therapeutics Incorporated on the terms described in this letter.
Signature: /s/ Roberto Vieira
Date: 10/18/2023
My start date will be: 10/18/2023
149 Commonwealth Drive. Menlo Park, CA 94025 .Tel 650.327.3270 .Fax 650.327.3218